As filed with the Securities and Exchange Commission on May 10, 2002

                                         Registration Statement No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 Osteotech, Inc.
             (Exact name of Registrant as specified in its charter)

            Delaware                                            13-3357370
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)

             51 James Way                          MICHAEL J. JEFFRIES
     Eatontown, New Jersey 07724                Executive Vice President
            (732) 542-2800                    and Chief Financial Officer
   (Address, including zip code,                     Osteotech, Inc.
and telephone number, including area                  51 James Way.
   code, of registrant's principal                Eatontown, NJ 07724
        executive offices)                           (732) 542-2800
                                              (Address, including zip code,
                                              and telephone number, including
                                              area code, of agent for service)

                                 with copies to:

                             KEVIN T. COLLINS, ESQ.
                              Dorsey & Whitney LLP
                                 250 Park Avenue
                               New York, NY 10177
                                 (212) 415-9200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("the Securities Act") check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                                   CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                              Amount to        Proposed Maximum   Proposed Maximum Aggregate     Amount of
Title of Securities to be Registered(1)     be Registered      Offering Price(2)       Offering Price(2)      Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...........         2,800,000           $ 7.24                  $20,272,000             $1,865.02
===============================================================================================================================

(1) One preferred stock purchase right will attach to and trade with each share of common stock sold in the offering. These rights are also covered by this registration statement and the value attributable to them, if any, is reflected in the market price of the common stock.

(2) Estimated solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the common stock on the Nasdaq National Market on May 7, 2002, pursuant to Rule 457(c) under the Securities Act.

      This Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary porspectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

                    Subject to Completion, Dated May 10, 2002

PRELIMINARY PROSPECTUS

                                2,800,000 Shares
                                 Osteotech, Inc.
                                  COMMON STOCK

     The stockholders listed in this prospectus are offering an aggregate of 2,800,000 shares of our common stock. The common stock offered by this prospectus was sold to the selling stockholders in transactions exempt from registration under the Securities Act. We will not receive any of the proceeds from the sale of this common stock.

     The shares of common stock being offered by the selling stockholders may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market or in negotiated transactions. The selling stockholders directly, or through agents or dealers designated from time to time, may sell the common stock offered by them at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

     Our common stock is listed on the Nasdaq National Market under the symbol "OSTE." On May 9, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $6.51 per share.

                  Investing in our common stock involves risks.
                     See "Risk Factors" beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                  -------, 2002

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Special Note Regarding Forward-Looking Statements.........................    2
Where You Can Find More Information About Us. ............................    3
Our Company...............................................................    5
Risk Factors..............................................................    8
Use of Proceeds...........................................................   17
Selling Stockholders......................................................   17
Plan of Distribution......................................................   18
Legal Matters.............................................................   19
Experts...................................................................   19

      In this prospectus, "Osteotech," the "Company," "we," "us," and "our" refer to Osteotech, Inc and its subsidiaries.

     The following trademarks and service marks appear in this Prospectus or in documents incorporated by reference in this Prospectus: Graftech(TM) Bio-Implants, OsteoActive(TM), Ovation(TM) Low Back Fixation System, Sentinal(TM) Pedicle Screw System, Affirm(TM) Cervical Plating System, Clear Bone(TM), and Grafton Plus(TM) DBM are trademarks and Osteotech(R), Grafton(R) Demineralized Bone Matrix (DBM), bio-d(R), Threaded Cortical Bone Dowel, and Allogard(R) Packaging are registered trademarks of Osteotech, Inc.; D-MIN(SM) is a service mark of Osteotech, Inc.; LUBBOC(R) AND LADDEC(R) are registered trademarks of OST Developpement SA and OsteoPure(TM) is a trademark of OST Developpement SA; Vertebral Body Replacement (VBR(TM)) is a trademark of Heinrich C. Ulrich, K.G.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The shares of common stock offered by this prospectus will be offered or sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "anticipate," "estimate" and similar words or the negative thereof although some forward-looking statements are expressed differently. All forward-looking statements other than statements of historical fact included in this Prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

     o We may need to secure additional financing to fund our long-term strategic plan;

     o Failure to comply with covenants under our loan and security agreement could materially adversely impact our business, financial condition and results of operations;

     o Our cash flows are expected to be adversely impacted by our focus on direct distribution;

     o We are dependent upon two primary clients who provide the bulk of our revenues;

     o Our dependence upon a limited supply of human donors may curtail business expansion;

     o If we are unable to enforce our patents or if it is determined that we infringe patents held by others it could damage our business;

     o We are currently involved in patent litigation which could have a significant adverse impact on our business. We may become involved in additional patent litigation in the future;

     o FDA has changed the regulatory status of our Grafton(R)DBM products and the consequences of that decision are uncertain;

     o    Loss of key persons could limit our success;

     o We face strong competitive threats from firms with greater financial resources and lower costs;

     o Our revenues will depend upon reimbursement from public and private insurers and national health systems;

     o The medical community could choose not to use our allograft bone tissue products;

     o    Governmental regulation could restrict the use of our products;

     o    Our products face competitive threats from alternate technologies;

     o Our spray coating, HA products and bovine tissue products operations face intense competition;

     o    We may incur losses from product liability lawsuits; and

     o We rely on our independent sales agents and sales representatives to educate surgeons concerning our products and to market our products.

     You should also consider carefully the statements under "Risk Factors", which address these and other factors that could cause our results to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans or obligation to update these forward-looking statements.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Public Reference Room at the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The Commission also makes these documents available on its web site at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus constitutes a part of the registration statement but does not contain all of the information set forth in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following:

          o The description of common stock contained in the Registration Statement on Form 8-A filed with the Commission on May 10, 1991;

          o The description of rights to purchase preferred share purchase rights contained in the Registration Statement on Form 8-A filed with the Commission on February 2, 1996;

          o The amended description of rights to purchase preferred share purchase rights contained in the Registration Statement on Form 8-A/A filed with the Commission on July 13, 1999;

          o Current Report on Form 8-K filed with the Commission on January 14, 2002;

          o    Current  Report on Form 8-K filed with the Commission on March 8,
               2002;

          o Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Commission on March 27, 2002;

          o    Current  Report on Form 8-K filed with the Commission on April 2,
               2002;

          o    Current  Report on Form 8-K filed with the Commission on April 9,
               2002;

          o Quarterly Report on Form 10-Q for the period ending March 31, 2002, filed with the Commission on April 19, 2002;

          o    Definitive   Proxy   Statement   on  Schedule   14A  (the  "Proxy
               Statement") filed with the Commission on April 30, 2002;

          o    Current  Report on Form 8-K filed with the  Commission  on May 1,
               2002;

          o Current Report on Form 8-K filed with the Commission on May 9, 2002; and

          o Any future filings we make with the Commission until the selling stockholders sell all of the common stock offered by them pursuant to the prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

                  Osteotech, Inc.
                  51 James Way
                  Eatontown, New Jersey 07724
                  (telephone no. 732-542-2800)
                  (facsimile no. 732-935-0626)
                  Attention: Michael J. Jeffries, Executive Vice President and
                    Chief Financial Officer

                                   OUR COMPANY

     The following is a summary of us and our business. Because it is a summary it does not contain all of the information that you should consider before investing. You should read this entire prospectus and all of the reports and documents that are incorporated by reference in this prospectus and the section of this prospectus entitled "Risk Factors," before making an investment decision.

     We provide services and products primarily focused in the repair and healing of the musculoskeletal system. These products and services are marketed primarily to the orthopaedic, spinal, neurological, oral/maxillofacial, dental and general surgery markets in the United States and Europe. Based on our knowledge of the allograft bone tissue industry, we believe that we are the world's largest processor and developer of human bone and bone connective tissue, or allograft bone tissue, forms. The allograft bone tissue we process is procured by independent tissue banks or other Tissue Recovery Organizations, or TRO's, primarily through the donation of tissue from deceased human donors and is used for transplantation. We have two primary operating segments:

          o the Grafton(R) Demineralized Bone Matrix (DBM) Segment, or the Grafton(R) DBM Segment; and

          o    the Base  Allograft  Bone  Tissue  Segment,  or the  Base  Tissue
               Segment.

     All of our other products and services are aggregated under the category of "other."

     In the Grafton(R) DBM Segment we process and market Grafton(R) DBM which is generally distributed by our clients. We also process allograft bone tissue recovered by TRO's on our behalf and distribute such tissue under our own label. Although our distribution of allograft bone tissue under our own label has represented an immaterial portion of our revenue through 2001, we expect revenue generated from allograft bone tissue distributed by us under our own label to represent a growing percentage of our Grafton(R) DBM revenues in the future.

     We process Grafton(R) DBM using our validated, advanced, proprietary demineralization process. When applied to cortical bone, this process yields allograft bone tissue which has osteoinductive (the process by which bone is induced to grow) and osteoconductive (the matrix provided by allograft bone tissue into which the host bone can grow) capabilities greater than currently available forms of mineralized allograft bone tissue, and we believe, greater than other competitive demineralized allograft bone tissue forms.

     In the Base Tissue Segment we process primarily mineralized weight-bearing allograft bone tissue. Bio-implants, which are included in this segment, are marketed and generally distributed by us and other tissue forms processed in this segment are generally marketed and distributed by our clients. To the extent that TRO's recover allograft bone tissue on our behalf, we will process and distribute such tissue directly to the end-user. Through 2001, our direct distribution of allograft bone tissue has not represented a material portion of the Base Tissue Segment's revenue. However, we expect revenue generated from allograft bone tissue distributed directly by us to end-users to represent a growing percentage of our Base Tissue Segment revenues in the future. The allograft tissue we process in this segment includes the Graftech(TM) Bio-implant spacers and ramps for posterior and anterior spinal fusion procedures and OsteoPure(TM) Femoral head bone tissue.

     In addition to our Grafton(R) DBM Segment and Base Tissue Segment, we provide ceramic and titanium plasma spray coating services and ceramic products which are used as bone graft substitutes to orthopaedic and dental implant manufacturers. We distribute these products in Europe and the Middle

East through our operations based in Leiden, The Netherlands. In the United States, we also market and distribute metal spinal implant products, including the Ovation(TM) Low Back Fixation System, or Ovation(TM), a titanium, lumbosacral spine fixation system with an innovative polyaxial screw, the Vertebral Body Replacement, or VBR(TM), a patented device approved as a vertebral body replacement device intended for use in the thoracolumbar spine (T1 - L5) to replace a collapsed, damaged or unstable vertebral body due to tumor or trauma, the Sentinal (TM) Pedicle screw system and the Affirm(TM) Cervical plating system.

Recent Developments

     We have settled the patent lawsuit with Medtronic, Inc., Medtronic Sofamor Danek, Inc., Sofamor Danek LP, Sofamor Danek Holdings, Inc., SDGI Holdings, and Medtronic Sofamor Danek U.S.A., Inc. (collectively "Medtronic"), and have separately agreed to sell our PolyActive(TM) patents to IsoTis BV for $1.0 million.

     In July, 1999 Medtronic sued us in the United States District Court for the Western District of Tennessee alleging that certain instruments and methods used to implant our bio-d(R) Threaded Cortical Bone Dowel infringe on certain claims of U.S. Patent Nos. 5,741,253 ("253 patent"), 5,484,437 ("437 patent") and
6,096,038 ("038 patent"). In preparation for the start of the trial, which had been scheduled for April 29, 2002, the Court had recently issued several rulings related to certain summary judgment motions filed by Medtronic and us. In these rulings, the Court found that, as a matter of law, we did not infringe the claims of the 253 patent, that there was sufficient question concerning the facts regarding our alleged infringement of the 437 patent, therefore requiring the claim of infringement be decided by the jury at trial, and that, as a matter of law, we infringe certain claims of the 038 patent.

     Rather than continue to incur substantial legal fees and risk a potential award of damages, on April 24, 2002 we agreed to settle the lawsuit. In part, the terms of settlement require us:

          o to pay an aggregate of $1.9 million to Medtronic in 24 equal monthly installments, without interest and backed up by a standby irrevocable letter of credit; and

          o to cease processing, marketing, distribution, advertising and promotion of the bio-d(R) Threaded Cortical Bone Dowel by January 31, 2003.

This standby irrevocable letter of credit will be issued by the U.S. bank with whom we have a $5 million revolving line of credit. Our borrowing availability under our revolving line of credit will be reduced by the amount of the standby irrevocable letter of credit. As of April 30, 2002, we had no outstanding borrowings under the revolving line of credit.

     Revenue from the bio-d(R) Threaded Cortical Bone Dowel, which we began distributing in December, 1998, aggregated less than $7.2 million through March 31, 2002, remained flat at approximately $2.4 million in 2000 and 2001, and accounted for no more than 3% of our consolidated revenue in any year since we began distributing it.

     As part of the settlement, Medtronic also agreed to: (i) discontinue the participation of its affiliates Sofamor Danek Group, Inc. and Sofamor Danek L.P. in the patent lawsuit brought by the University of Florida Tissue Bank, Inc., Regeneration Technologies, Inc. or RTI, Sofamor Danek Group, Inc., and Sofamor Danek L.P. against us in the United States District Court for the Northern District of Florida alleging that the bio-d(R) Threaded Cortical Bone Dowel infringes certain claims of three patents owned by the University of Florida Tissue Bank or RTI and licensed to Sofamor Danek Group, Inc. or Sofamor Danek L.P.; (ii) neither to fund nor to voluntarily assist RTI or any other party to continue to pursue the suit against us; and (iii) to contact RTI, inform it of the terms of this settlement and give it Medtronic's recommendation to accept these terms in complete resolution of the Florida action. Currently, the

University of Florida Tissue Bank and RTI have not settled their case with us and it remains scheduled for trial in September, 2002.

     Separately, we have sold our PolyActive(TM) patents to IsoTis BV, a company located in The Netherlands specializing in tissue engineering, for $1.0 million. In June, 1997, we had licensed our PolyActive(TM) technology, including the patents, to IsoTis with the option for IsoTis to acquire the patents, which it has now exercised.

     We will record a pretax charge to recognize the impact of the settlement with Medtronic and recognize a pretax gain on the IsoTis transaction in the second quarter of 2002.

     We are incorporated in Delaware. Our principal executive offices are currently located at 51 James Way, Eatontown, New Jersey 07724, and our
telephone number is (732) 542-2800. Our website can be found at http://www.osteotech.com. Information on our website is not a part of this prospectus.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                          Risks Related To Our Company

We may need to secure additional financing to fund our long-term strategic plan.

     For the year ended December 31, 2001, we experienced a substantial decrease in available cash and cash equivalents due to our continued investments in our business. We expect to continue to make investments in our business to support our direct distribution efforts and future programs and initiatives, which may further deplete our available cash balances. We believe that our currently available cash and cash equivalents, our line of credit and our anticipated future cash flow from operations will be sufficient to meet our forecasted cash needs during the next twelve months. The funds received from the initial issuance of the shares of common stock offered for resale by this prospectus will be used to help fund our long-term strategic plan and together with our current sources of liquidity should be sufficient to meet our forecasted cash needs for the foreseeable future. Our future liquidity and capital requirements will depend, however, upon numerous factors, including

               o    additional   investments   in   inventories   and   deferred
                    processing costs to support our direct distribution efforts;

               o the progress of our product development programs and the need and associated costs relating to regulatory approvals which may be needed to commercialize some of our products under development;

               o the resources we devote to the development, manufacture and marketing of our services and products; and

               o the defense and outcome of pending litigation, including any outcomes which are adverse to us, to the extent not covered by product liability or other insurance. In this regard we have two lawsuits, including one patent lawsuit, that are scheduled for trial in 2002 and in which any damages that may be awarded against us are not covered by insurance.

     We anticipate that we may need to raise additional funds through the issuance of equity and/or debt financing in private placements or public offerings to meet the needs of our long-term strategic plan and to meet our future cash requirements. Additional funds may not be available, or if available, may not be available on favorable terms. Further equity financings, if obtained, may substantially dilute the interest of our pre-existing stockholders, including those purchasing shares of Common Stock offered by this prospectus. Any additional debt financings may contain restrictive terms that limit our operating flexibility. As a result, any future financings could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with covenants under our loan and security agreement could materially adversely impact our business, financial condition and results of operations.

     We have recently amended our loan and security agreement and mortgage relating to our headquarters and manufacturing facility in Eatontown, New
Jersey, among other things, to obtain a waiver of a breach of a financial covenant for the year ended December 31, 2001, to provide revised financial covenants, to grant additional security and to extend our revolving line of credit for an additional two year period through April, 2004. This loan facility provides a revolving credit facility, an equipment loan and a mortgage. It also imposes on us certain restrictive operating and financial covenants. The loan facility includes a covenant that provides for an increase of .35% per annum in the interest rates payable under the loan facility if we fail to raise at least $15 million of additional equity capital by June 30, 2002, which rates are subject to reduction to the initial rates only after we have subsequently raised such additional capital. The loan covenants significantly limit or prohibit, among other things, our ability to advance or incur additional indebtedness, create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions, or make investments. Failure to comply with any of these restrictions could result in a default under this loan facility. The loan facility also includes subjective acceleration provisions. Such provisions are based upon, in the reasonable opinion of the bank, the occurrence of any adverse or material change in our condition or affairs, financial or otherwise, which impairs the interests of the bank. Following a default, the lender may determine not to make any additional financing available under the revolving line of credit, could require payment in full of the principal amount of the indebtedness under the revolving credit facility, the equipment loan and/or the mortgage, and, if payment is not made, could foreclose on the real and personal property securing the loans. Foreclosure would adversely affect our continued operations and our ability to repay the indebtedness under the loan facility. Without the availability of the financing under the revolving line of credit, we may not be able to meet our liquidity requirements and would be required to curtail our operations or raise additional funds, which may not be available. We also may not have the funds to repay the debt upon acceleration. Even if available, the terms of any additional debt or equity financing that we may incur could restrict our operational flexibility and thereby adversely affect our business, results of operations and financial condition.

Our cash flows are expected to be adversely impacted by our focus on direct distribution.

     Commencing in the first half of 2001, we began to distribute tissue forms directly to surgeons and hospitals. We expect to continue to expand our direct distribution efforts to surgeons and hospitals in 2002 and beyond. As a result, we expect that revenues from direct distribution of tissue will grow significantly as a percentage of our consolidated revenues over the next several years. This change in distribution methodology has impacted and is expected to continue to have an impact on our cash flow. Our days sales in accounts receivable have increased from 65 days at December 31, 2000 to 71 days at December 31, 2001 to 77 days at March 31, 2002, primarily as a result of the change in our customer mix resulting from our direct distribution efforts. As a greater percentage of our revenues are generated from direct shipments to surgeons and hospitals, which typically pay invoices slower than our historical customer base, we expect that our days sales in accounts receivable will remain at March 31, 2002 levels or increase slightly.

We are dependent upon two primary clients who provide the bulk of our revenues.

     During 2001, MTF and ARC each accounted for approximately 37% of our revenues. We entered into a 10-year exclusive processing agreement with ARC in December, 1996 and a five year non-exclusive processing agreement with MTF in September, 2000. However, the MTF contract may be canceled at any time upon either party giving six months prior written notice. We are currently in litigation against MTF. The loss of either MTF or ARC as a client or a substantial reduction in the amount of allograft bone tissue which we process for either entity would have a material adverse effect on our business, financial condition and results of operations.

Our dependence upon a limited supply of human donors may curtail business expansion.

     Our allograft bone tissue processing business primarily depends upon the availability of bone and related connective tissue from human donors recovered by our clients and TROs which recover donated human cadaveric tissue for us. We rely on the efforts of not-for-profit donor procurement agencies, including our current clients, to educate the public and foster an increased willingness to donate bone tissue. These organizations may not be able to find a sufficient number of persons to donate, or may not be willing to provide, sufficient amounts of tissue to meet present or future demand for either allograft bone tissue or any allograft bone tissue-based osteogenic materials we are developing. To date, our inability to obtain sufficient amounts of donated tissue to fulfill the demand for our bio-implants has limited the growth of revenues we receive from these tissue forms. Although we have taken steps to address this tissue supply problem, we cannot assure you that these efforts will be successful or that we will otherwise be able to secure a sufficient supply of tissue. Our inability to secure enough donor tissue to meet our demands could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to enforce our patents or if it is determined that we infringe patents held by others it could damage our business.

     We consider our allograft bone tissue processing technology and procedures proprietary and rely primarily on trade secrets and patents to protect our technology and innovations. Consultants employed by third parties and persons working in conjunction with medical institutions unaffiliated with us have conducted significant research and development for our products. Accordingly, disputes may arise concerning the proprietary rights to information applied to our projects which have been independently developed by such consultants or medical institutions. In addition, you should recognize that although we have attempted to protect our technology with patents, our existing patents may prove invalid or unenforceable as to products or services marketed by our competitors. Our pending patent applications may not result in issued patents. Moreover, our existing or future products and technologies could be found to infringe the patents of others. We are currently involved in one lawsuit in which we are accused of infringing patents held by others.

We are currently involved in patent litigation which could have a significant adverse impact on our business. We may become involved in additional patent litigation in the future.

     We are currently involved in litigation involving our patents and patents held by certain of our competitors. Prosecuting and defending these lawsuits is very expensive and these expenses have had, and are likely to have, an adverse affect on our results of operations and financial condition. We are committed to aggressively asserting and defending our technology and related intellectual property which we have spent a significant amount of money to develop. In addition, the industry in which we compete is known for having a great deal of litigation involving patents. These factors could cause us to become involved in additional patent litigations in the future. The expense of prosecuting or defending these future lawsuits could also have a material adverse effect on our business, financial condition and results of operations.

     If we were to lose those litigations in which another party is asserting that our products infringe its patents, we would likely be prohibited from marketing those products and could also be liable for significant damages. Either or both of these results may have a material adverse effect on our business, financial condition and results of operations. If we lose those litigations in which we are claiming that another party's products are infringing our patents and thus, are unable to enforce our patents, it may have a material adverse effect on our business, financial condition and results of operations.

     Two lawsuits, including one patent lawsuit, pending against us are scheduled for trial in 2002. We may be unable to pay any significant damages should a judgment be entered against us in these lawsuits or other lawsuits in which we are a party or we may be unable to obtain a bond necessary to appeal any such judgment. Also, a judgment entered against us in any of these lawsuits could cause us to violate one or more of the covenants of our loan agreement.

     During the course of the patent litigations in which we are involved, interim information about the status of each of these litigations may be released. Although these interim releases may differ from the final determinations in these litigations, such information may have a material adverse effect on the market price of our common stock.

FDA has changed the regulatory status of our Grafton(R) DBM products and the consequences of that decision are uncertain.

     In March, 2002, FDA informed us that it is changing the regulatory status of Grafton(R) DBM and will henceforth regulate it as a medical device. Medical device regulation is a more stringent category of regulation and, in particular, medical devices require FDA clearance or approval. We believe FDA's change in its position regarding Grafton(R) DBM results from its decision to regulate all demineralized bone with a carrier, including those processed and marketed by some of our competitors, as medical devices. We intend to try to persuade FDA that its initial designation of Grafton(R) DBM as a human tissue-based product was and still is correct. If we are unsuccessful in that effort, we will be required to obtain a medical device approval or clearance, and to comply with medical device postmarketing obligations. We believe that Grafton(R) DBM will be an eligible candidate for 510(k) clearance, but we cannot be sure that we will not be required to obtain premarket approval, or that FDA will issue any clearance or approval in a timely fashion, or at all. In its March letter regarding Grafton(R) DBM, FDA stated that it intends to allow us a reasonable period of time to obtain clearance for Grafton(R) DBM, and we will continue to process and distribute Grafton(R) DBM during this period. We cannot be sure that FDA will clear or approve our submission or will clear or approve all claims that we currently make for Grafton(R) DBM. Failure to obtain FDA clearance or approval or limitation on Grafton(R) DBM claims could adversely affect us.

     We also market Grafton Plus(TM) DBM as a human tissue-based product. FDA's determination regarding Grafton(R) DBM is also likely to be applied to Grafton Plus(TM) DBM. If FDA maintains its position that all demineralized bone with a carrier is a medical device, we would also be required to obtain FDA clearance or approval for Grafton Plus(TM) DBM, and to comply with other medical device requirements for that product. Failure to obtain FDA clearance or approval, if required, or any limitation on Grafton Plus(TM) DBM could adversely affect us.

Loss of key persons could limit our success.

     Our success depends upon the continued contributions of our executive officers and scientific and technical personnel. The competition for qualified personnel is intense, and the loss of services of our key personnel, particularly members of senior management, could adversely affect our business.

                          Risks Related To Our Industry

We face strong competitive threats from firms with greater financial resources and lower costs.

     The allograft bone tissue we process competes in the bone graft market with autograft bone tissue, synthetic bone void fillers and allograft bone tissue processed by others, primarily tissue banks. Autograft bone tissue has traditionally been the primary choice for surgeons and we believe autograft bone tissue still maintains approximately a 40% share of the United States bone graft market. In Europe, bone graft substitutes, such as bovine bone tissue and synthetics, currently comprise most of the bone grafting market. Many of our competitors have greater financial resources than we do. For numerous circumstances and procedures for which autograft bone tissue transplantation is either not feasible or not desirable, there are a number of competing alternatives available, including allograft bone tissue processed by others and bone graft substitutes.

     In recent years, our Grafton(R) DBM products have faced increasing competitive pressures as more companies have developed, or have announced they are developing, products with characteristics similar to Grafton(R) DBM. Certain of those competitors have, in turn, partnered with large orthopaedic and spine companies to market the competing products they have developed. We expect that this competition will continue in the future. Many of these competitors have research and development, marketing and other resources that are significantly greater than ours. They also offer a full line of metal implants and other products used in spinal surgeries. This could give them a competitive advantage over us since they can offer surgeons a more complete line of products than we currently can. The intense competition in the Grafton(R) DBM segment caused our revenues in this segment to stop growing and to decline slightly in 2001.

     We believe that a majority of the cadaveric bone banks operating in the United States are engaged in processing allograft bone tissue for transplantation. Many of these bone tissue banks are not-for-profit organizations, and, as such, they may be able to supply processing services at a lower cost than we can. Several for-profit companies, certain of which have substantially greater resources then we do, are processing, marketing and distributing allograft tissue. We compete with such entities on the basis of our advanced processing technology and the quality and quantity of the bone tissue our processing yields. Since we introduced our allograft bone tissue processing technology in 1987, certain competing processors have claimed to have developed technology similar to that which we use. We may not be able to compete successfully in the area of allograft bone tissue processing and distribution.

Our revenues will depend upon reimbursement from public and private insurers and national health systems.

     The continued ability of our clients to pay our processing charges for the processing of allograft bone tissue, depends upon our clients' ability to distribute processed allograft bone tissue and collect fees from their clients, which are typically hospitals. The ability of hospitals to pay fees to our clients, or directly to us for allograft bone tissue or non-allograft spinal implant systems distributed directly by us to the hospitals, depends in part on the extent to which reimbursement for the costs of such materials and related treatments will continue to be available from government health administration authorities, private health coverage insurers and other organizations. We may have difficulty gaining market acceptance for our products and services if government and third-party payors do not provide adequate coverage and reimbursement.

The medical community could choose not to use our allograft bone tissue products.

     We believe the market for allograft bone tissue will continue to be based primarily upon the use of such products by physicians specializing in the orthopaedic, neurological and oral/maxillofacial surgical areas. Our future growth depends in part upon such physicians' wider use of allograft bone tissue as an alternative to autograft bone tissue and other available materials and treatments. We have tried to educate physicians through our marketing activities. Our future efforts in this regard may fail to generate additional demand for our allograft tissue forms.

Failure to comply with governmental regulation could restrict the distribution of our products and subject us to adverse consequences.

     In the United States, the procurement and transplantation of allograft bone tissue are subject to the federal National Organ Transplant Act or NOTA, a criminal statute which prohibits the purchase and sale of human organs used in human transplantation, including bone and related tissue, for "valuable consideration." NOTA permits reasonable payments associated with the removal, transportation, processing, preservation, quality control, implantation and storage of human bone tissue. We provide services in all of these areas and receive payments for all such services, with the exception of removal and implantation. We pay TROs and certain of our clients in connection with their procuring tissue on our behalf. If NOTA is interpreted or enforced in a manner which prevents us from receiving payment for services we render or which prevents us from paying TROs or certain of our clients for the services they render for us, our business could be materially adversely affected. We are engaged through our direct sales employees and our independent sales representatives in ongoing efforts designed to educate the medical community as to the benefits of processed allograft bone tissue and in particular our allograft tissue forms, and we intend to continue our educational activities. Although we believe that NOTA permits payments in connection with these educational efforts as reasonable payments associated with the processing, transportation and implantation of our allograft bone tissue products, payments in connections with such education efforts are not exempt from NOTA's restrictions and our inability to make such payments in connection with our education efforts may prevent us from paying our sales representatives for their education efforts and could adversely affect our business and prospects. No federal agency or court has determined whether NOTA is, or will be, applicable to every allograft bone tissue-based material which our processing technologies may generate. There can be no assurance that more restrictive interpretations of, or amendments to, NOTA will not be adopted in the future which would call into question one or more aspects of our method of operations.

     In various countries outside the United States, national laws and regulations restrict or control the availability and/or use of donated human tissues. There can be no assurance that more restrictive laws, regulations or interpretations will not be adopted in the future which would call into question one or more aspects of our method of operations in those countries.

     In the United States, the allograft bone tissues that we process are regulated by the FDA as human tissue-based products under section 361 of the Public Health Service Act, and under certain circumstances, may be regulated as a medical device under the Food, Drug, and Cosmetic Act.

     FDA regulations do not require that human tissue-based products be cleared or approved before they are marketed. We are, however, required to register and list these products with FDA and to comply with regulations concerning tissue donor screening and testing, and related procedures and record keeping. FDA periodically inspects tissue processors to determine compliance with these requirements. FDA has proposed, but not yet finalized, "Good Tissue Practice" regulations that would impose requirements on the manufacture of human tissue-based products, including tissue recovery, donor screening, donor testing, processing, storage, labeling, packaging, and distribution. The human tissue-based product category is a relatively new one in FDA regulations, and it is possible that FDA will change its approach to human tissue-based products in general or to particular categories of products to require FDA clearance or approval or otherwise restrict distribution.

     The metal spinal implant products that we distribute in the United States are regulated by the FDA as medical devices. Medical devices generally require FDA approval or clearance before they may be marketed. There are two processes by which medical devices can receive approval or clearance. Some products may qualify for clearance under the 510(k) process, in which the manufacturer or processor demonstrates that its product is substantially equivalent to another lawfully marketed product (i.e., that it has the same intended use and is as safe and effective as a lawfully marketed product and does not raise different questions of safety and effectiveness when compared to the lawfully marketed product). 510(k) submissions usually include safety and performance data, and in some cases, the submission must include clinical data. Marketing may commence if and when FDA issues a letter finding substantial equivalence.

     If a medical device does not qualify for the 510(k) process, the product may not be distributed until a premarket approval application has been approved by FDA. Premarket approval applications must demonstrate product safety and effectiveness. A premarket approval application is typically a complex submission, usually including the results of preclinical and clinical studies. The manufacturer must also pass a premarket inspection of its compliance with FDA's Quality Systems regulation. Marketing may commence if and when FDA issues a premarket approval. The Ovation(TM) System, the VBR(TM) System, the Sentinal(TM) Pedicle screw system and Affirm(TM) Cervical plate system are being marketed pursuant to 510(k) clearances.

     After premarket clearance or approval has been obtained, manufacturers and marketers of medical devices are subject to postmarket requirements. For example, a manufacturer's quality control and manufacturing procedures and its facilities must continue to conform to FDA's Quality System Regulation, which governs, for instance, design, manufacture, packaging, labeling, installation, and servicing.

     Failure to comply with FDA requirements regarding tissue-based products or medical devices may subject us to administrative or judicial sanctions, such as FDA's refusal to clear pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, civil penalties, injunctions and/or criminal prosecution, which could adversely affect us.

Our products face competitive threats from alternate technologies.

     The primary advantage of synthetic bone substitutes as compared to allograft bone tissue is that they do not depend on the availability of donated human tissue. In addition, members of the medical community and the general public may perceive synthetic materials as safer than allograft-based bone tissue. The allograft bone tissue we process may be incapable of competing successfully with synthetic bone substitutes and recombinant bone growth factors which are developed and commercialized by others, which could have a material adverse effect on our business, financial condition and results of operations.

Our spray coating, HA products and bovine tissue products operations face intense competition.

     Our plasma spray coatings, HA products and bovine tissue products operations face intense competition in Europe from divisions and subsidiaries of several large corporations engaged in providing such services and products to others and from several smaller independent companies. In addition, we also face competition from medical implant companies which have in-house plasma spray coating operations. We compete primarily on the quality of our coatings, bovine tissue products and our prices. We believe that the spraying technology we use, which is computer-controlled and utilizes robotics, enables us to provide high quality coatings at competitive prices. You should note, however, that the industries in which we compete in Europe are highly competitive, certain of our competitors have greater resources than we do, and we may be unable to compete successfully.

We may incur losses from product liability lawsuits.

     The testing and use of human allograft bone tissue, bovine tissue products and the implantation of medical devices coated with our HA powder or titanium and medical devices manufactured by others and which we distribute, entail inherent risks of medical complications for patients and therefore may result in product liability claims against us. Further, our agreements with our allograft bone tissue processing clients provide for indemnification by us for liabilities arising out of defects in allograft bone tissue they distribute which are caused by our processing.

     We presently maintain product liability insurance in the amount of $70 million per occurrence and per year in the aggregate. We may be unable to maintain such insurance in the future and such insurance may not be sufficient to cover all claims made against us or all types of liabilities which may be asserted against us.

We face potential lawsuits or governmental enforcement activities based on hazardous waste we generate in our operations.

     Our allograft bone tissue processing in both the United States and Europe generates waste materials, which, in the United States, are classified as medical waste and/or hazardous waste under regulations promulgated by the United States Environmental Protection Agency and the New Jersey Department of Environmental Protection. We segregate our waste materials and dispose of them through a licensed hazardous waste transporter in compliance with applicable regulations in both the United States and Europe. The production of HA powder at our facility in The Netherlands generates small amounts of hazardous waste, which we segregate and dispose of through a licensed hazardous waste transporter.

     Our failure to fully comply with any environmental regulations could result in the imposition of penalties, fines and/or sanctions or, in some cases, private lawsuits, which could have a material adverse effect on our business, financial condition and results of operations.

We rely on our independent sales agents and sales representatives to educate surgeons concerning our products and to market our products.

     Our success depends largely upon arrangements we have with independent sales agents and sales representatives whereby they educate surgeons concerning our products and market our products. These independent sales agents and sales representatives may terminate their relationship with us or devote insufficient sales efforts to our products. We do not control our independent sales agents and they may not be successful in implementing our marketing plans. Our failure to attract and retain skilled independent sales agents and sale representatives could have an adverse effect on our operations.

                         Risks Related To This Offering

Events with respect to our share capital could cause the price of our common stock to decline.

     Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. Prior to the issuance of the shares of common stock offered for resale by this prospectus, we had 14,140,064 shares of common stock outstanding as of April 30, 2002. At April 30, 2002 there were outstanding stock options to purchase 2,176,512 shares of our common stock at a weighted average exercise price of approximately $9.57 per share; of this total, 1,471,826 were exercisable at a weighted average exercise price of $10.52 per share as of such date. An additional 476,000 shares of common stock are reserved for grant under our stock option plans and an additional 79,521 shares of common stock are reserved for issuance under our employee stock purchase plan. Our Board of Directors has approved, subject to stockholder approval, an amendment to the employee stock purchase plan to reserve an additional 200,000 shares of common stock under the employee stock purchase plan. The shares of our common stock that may be issued under the outstanding options, under options issued in the future under our stock option plans and under our employee stock purchase plan are currently registered with the Securities and Exchange Commission. If the stockholders approve the amendment to the employee stock purchase plan, we would anticipate registering the additional shares reserved under the plan with the Securities and Exchange Commission promptly following that approval. Future sales of our common stock or the availability of our common stock for sale could adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

We have never paid cash dividends and do not anticipate paying cash dividends in the foreseeable future.

     We have not paid any cash dividends, nor do we anticipate paying any cash dividends in the foreseeable future. Our credit facility also restricts the payment of cash dividends. We intend to retain any earnings which we may generate to finance our growth.

The  issuance  of  preferred  stock  may  adversely   affect  rights  of  common
stockholders or discourage a takeover.

     Under our restated certificate of incorporation, our board of directors has the authority to issue up to 5,000,000 shares of "blank check" preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future.

     In January, 1996, our board of directors authorized 250,000 shares of Series E Preferred Stock in connection with its adoption of a stockholder rights plan, under which we issued rights to purchase Series E Preferred Stock to holders of the common stock. Upon certain triggering events, such rights become exercisable to purchase common stock (or, in the discretion of our board of directors, Series E Preferred Stock) at a price substantially discounted from the then current market price of the common stock. Our stockholder rights plan could generally discourage a merger or tender offer involving our securities that is not approved by our board of directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who might want to vote in favor of such merger or participate in such tender offer.

     While we have no present intention to authorize any additional series of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. The preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

                                 USE OF PROCEEDS

     All of the shares of common stock offered pursuant to this prospectus are being offered by the selling stockholders listed under "Selling Stockholders." We will not receive any proceeds from sales of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     The shares of common stock being offered by the selling stockholders were sold to the selling stockholders in a transaction exempt from registration under the Securities Act. All of the shares offered for resale were issued and sold by Osteotech in a private placement transaction which was consummated on XXXXX, 2002. We entered into purchase agreements with the selling stockholders in connection with the acquisition of the stock being offered pursuant to this prospectus.

     The following table sets forth information as of May 8, 2002 with respect to each selling stockholder and the number of shares of common stock beneficially owned by such selling stockholder and assumes that all of the shares offered for resale pursuant to this prospectus will be sold in this offering:


                                          Shares Owned  Shares   Shares Owned
                                          Prior to      Being    Upon Completion
Name                                      Offering      Offered  Of Offering
------------------------------------      ------------  -------  ---------------
Franklin Street Trust Co.                     287,500   287,500        --
Franklin Street Advisors, Inc.                 32,500    32,500        --
Oscar S. Schafer & Partners I L.P.             48,927    48,927        --
Oscar S. Schafer & Partners II L.P.           276,084   276,084        --
O.S.S. Overseas Ltd.                          154,989   154,989        --
First Health, Limited                         144,000   144,000        --
First Health, L.P.                            400,000   400,000        --
First BioMed Portfolio, L.P.                  200,000   200,000        --
First BioMed, L.P.                            320,000   320,000        --
Dr. Samuel F. Colin                            56,000    56,000        --
First Health Associates, L.P.                  50,000    50,000        --
DLB Small Company Opportunities Fund          573,000   573,000        --
MML Small Company Opportunities Fund           27,000    27,000        --
Sycamore Venture Capital, L.P.                230,000   230,000        --

                              PLAN OF DISTRIBUTION

     The selling stockholders may sell the common stock being offered by the prospectus directly to other purchasers, or to or through dealers or agents. To the extent required, a prospectus supplement with respect to the common stock will set forth the terms of the offering of the common stock, including the name(s) of any dealer or agents, the number of shares of common stock to be sold, the price of the common stock, any underwriting discount or other items constituting underwriters' compensation.

     The common stock offered hereby may be sold from time to time directly by the selling stockholders or, alternatively, through broker-dealers or agents. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange or quotation services on which the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market,
(3) in transactions other than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock offered hereby short and deliver such common stock to close out such short positions, or loan or pledge such common stock to broker-dealers that in turn may sell such securities. Some of the common stock offered hereby also may be sold pursuant to Rule 144 under the Securities Act.

     The selling stockholders and any such brokers, dealers or agents may be deemed "underwriters" as that term is defined by the Securities Act.

     If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling stockholders may sell such common stock to the public at varying prices to be determined by such dealer and at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

     In connection with the sale of common stock, dealers or agents may receive compensation from the selling stockholders or from purchasers of such common stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Pursuant to the Purchase Agreements entered into among us and the selling stockholders, we have agreed to pay all costs and expenses associated with the registration of the shares of common stock to be sold pursuant to this prospectus under the Securities Act. In addition, the selling stockholders may be entitled to indemnification against certain liabilities pursuant to the Purchase Agreements.

     We have agreed to keep the registration statement of which this prospectus constitutes a part, effective until the earlier of the date on which all of the shares have been sold, the date on which all of the shares are eligible for sale under Rule 144(k) under the Securities Act or two years from the effective date of this registration statement.

                                  LEGAL MATTERS

     The validity of the issuance of shares of common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, New York, New York.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                2,800,000 Shares

                                 Osteotech, Inc.

                                  Common Stock


                                   Prospectus


                                   -----, 2002

                                     Part II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The  estimated   expenses  in  connection  with  the  distribution  of  the securities being registered, all of which are to be paid by the Registrant, are as follows:

  Securities and Exchange Commission Registration Fee ..............  $ 1,865
  Printing and Engraving Expenses ..................................    5,000
  Legal Fees and Expenses ..........................................   15,000
  Accounting Fees and Expenses .....................................   15,000
  Miscellaneous Fees and Expenses ..................................    5,000
                                                                      -------
             Total .................................................  $41,865
                                                                      =======


Item 15. Indemnification of Directors and Officers

     Article 10 of the Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director; provided, however, that nothing contained in such article shall eliminate the liability of a director (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts of omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under
Section 174 of the General  Corporation Law of the State of Delaware ("DGCL") or
(4) for any transaction from which the director derived an improper personal benefit.

     The By-Laws of the Company provide for indemnification of the Company's officers and directors to the fullest extent permitted by the DGCL.

     All of the Company's officers and directors have entered into identical indemnification agreements with the Company which provide for the indemnification of the Company's officers and directors to the fullest extent permitted by the DGCL.

     Additionally, the Company maintains a policy of liability insurance to insure its officers and directors against losses resulting from wrongful acts committed by them in their capacities as officers and directors of the Company, including liabilities arising under applicable securities laws.

     Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity, for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith, that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Section 145.

     Article 7.3 of the Purchase Agreements dated May 8, 2002 between Registrant and the selling stockholders contain indemnification provisions.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits

     The following exhibits are filed as part of this Registration Statement:

     Exhibit
     Number         Description

     4.1 Form of Specimen Common Stock Certificate of Registrant (previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-40463) and incorporated herein by reference thereto)

     4.2 Form of Purchase Agreement between Osteotech, Inc. and each selling stockholder

     4.3 Rights Agreement dated as of February 1, 1996 between Osteotech, Inc. and Registrar and Transfer Co., as amended (previously filed as exhibit 4.3 to the Registrant's Report on Form 10-K for the year ended December 31, 2001, and incorporated herein by reference thereto)

     5.1 Opinion of Dorsey & Whitney LLP regarding the validity of the securities being registered.

     23.1 Consent of PricewaterhouseCoopers LLP, independent auditors (to be included on page II-5).

     23.2           Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

     24.1           Powers of Attorney (included in the signature page hereof).

     (b) Financial Statement Schedules

     Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall by deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 15. Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eatontown, State of New Jersey on the 10th day of May, 2002.

                                       OSTEOTECH, INC.

                                       By: /s/ Michael J. Jeffries
                                          --------------------------------------
                                          Name: Michael J. Jeffries
                                          Title: Executive Vice President, Chief
                                                 Financial Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Richard W. Bauer and Michael J. Jeffries, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement including without limitation any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he could or might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                                            Title                         Date
/s/ Richard W. Bauer
---------------------------------                President, Chief Executive Officer
Richard W. Bauer                                 (principal executive officer) and Director        May 10, 2002

/s/ Michael J. Jeffries                          Executive Vice President, Chief Financial
---------------------------------                Officer (principal financial and accounting
Michael J. Jeffries                              officer) and Director                             May 10, 2002

/s/ Donald D. Johnston
---------------------------------
Donald D. Johnston                               Chairman of the Board of Directors                May 10, 2002

/s/ Stephen J. Sogin
---------------------------------
Stephen J. Sogin                                 Director                                          May 10, 2002

/s/ John Phillip Kostuik
---------------------------------
John Phillip Kostuik, M.D., F.R.C.S.             Director                                          May 10, 2002

/s/ Kenneth P. Fallon, III
---------------------------------
Kenneth P. Fallon, III                           Director                                          May 10, 2002